Exhibit 99.1

FOR IMMEDIATE RELEASE

October 28, 2021

Codorus Valley Bancorp, Inc.

Reports Third Quarter 2021 Earnings

-	Quarterly net income of $4.8 million compared to $3.6 million in the year-ago quarter
-	Increased cash dividend 15% to $0.15 per share
-	Purchased 164,820 shares at a weighted average price of $22.34 during third quarter
-	New mortgage niche product deployments planned for fourth quarter
-	Optimization of our network of Financial Centers continues
-	Craig L. Kauffman appointed President and CEO effective October 1, 2021

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, A Codorus Valley Company (PeoplesBank), today announced net income of $4.8 million or $0.49 per diluted share, for the quarter ended September 30, 2021, as compared to net income of $3.6 million or $0.37 per diluted share, for the quarter ended September 30, 2020 and net income of $3.3 million or $0.33 per diluted share for the quarter ended June 30, 2021, representing increases of 32 percent and 46 percent, respectively. For the first nine months of 2021, net income was $12.0 million or $1.22 per diluted share, compared to $3.7 million or $0.38 per diluted share, for the first nine months of 2020.

“The Corporation had another strong operational and financial quarter,” stated Craig L. Kauffman, President and CEO. “Our third quarter earnings increased by 32 percent over the same period in 2020 due to improvements in our interest expense and loan loss provision line items. Additionally, we meaningfully increased our quarterly cash dividend as a result of our strong capital position and improving operating performance. Operationally, we recently implemented several initiatives aimed at improving our efficiency and optimizing our delivery channels, enabling us to deliver an enhanced banking experience to our clients. As we look ahead, we will continue to take advantage of the improving macro environment while expanding our product offerings to meet our client’s growing financial service needs, including within our mortgage operations and wealth management divisions.”

The Corporation’s net interest income for the three months ended September 30, 2021 was $16.0 million, an increase of 7.1 percent when compared to $15.0 million for the same period in 2020. For the nine months ended September 30, 2021, net interest income was $46.4 million, an increase of $1.2 million or 2.6 percent compared to $45.2 million for the nine months ended September 30, 2020. The Corporation’s tax-equivalent net interest margin (NIM) was 2.91 percent for the first nine months of 2021, compared to 3.17 percent for the same period in 2020 and 2.80 percent for the quarter ended June 30, 2021. The growth of lower cost core deposits and resulting near term growth in short-term investments served to dilute the reported NIM while having minimal impact on net interest income. Deposits continued to shift to lower cost core deposits, reducing our cost of deposits by 46 basis points as compared to the quarter ended September 30, 2020 and 11 basis points on a linked quarter basis.

The provision for loan losses for the three months ended September 30, 2021 was $349,000 compared to $1.9 million for the same period in 2020. For the nine months ended September 30, 2021, the provision for loan losses was $1.9 million compared to $13.9 million for the first nine months of 2020. For the three and nine month periods ended September 30, 2021, the decreased provision expense was attributed primarily to charge-offs arising from several commercial lending relationships during the third quarter of the prior period. Changes in the external environment created by the COVID-19 pandemic continue to impact the qualitative factors for certain loan segments in the allowance for loan loss analysis, but to a lesser extent than in the prior period. The Corporation’s nonperforming assets ratio was 2.75 percent as of September 30, 2021, an increase from the nonperforming assets ratio as of June 30, 2021 of 2.59 percent.

Noninterest income for the third quarter 2021 was $4.1 million, a decrease of $136,000 or 3.2 percent, as compared to noninterest income of $4.2 million for the third quarter 2020. The decrease was primarily due to lower gains on sales of mortgage loans recognized during the current quarter, partially offset by higher income in all other categories as compared to the prior period. For the first nine months of 2021, noninterest income was $11.9 million, an increase of $690,000 or 6.2 percent, as compared to noninterest income of $11.2 million for the first nine months of 2020. Excluding the impairment loss on the sale of the Dover Financial Center, noninterest income for the nine months ended September 30, 2021 was $13.1 million as compared to noninterest income of $11.2 million for the prior year period, an increase of 17 percent as higher wealth management fees, service charges on deposits, income from bank owned life insurance and gains on sale of loans held for sale have each contributed to the increase in recurring noninterest income.

Noninterest expense was $13.7 million for the third quarter 2021, an increase of $1.0 million or 8.2 percent, as compared to noninterest expense of $12.6 million for the third quarter 2020. Personnel, professional and legal and marketing expenses increased in the third quarter 2021 compared to the same period in 2020. For the first nine months of 2021, noninterest expense totaled $41.1 million, an increase of $3.1 million or 8.0 percent compared to $38.1 million for the first nine months of 2020. Increased personnel expense was the primary factor in the increase year over year.

Income tax expense for the quarter ended September 30, 2021 was $1.4 million, compared to $1.0 million, for the same period in 2020. The effective tax rate for the three months ended September 30, 2021 and September 30, 2020 was 22.2 percent and 22.3 percent, respectively. Income tax expense for the nine months ended September 30, 2021 was $3.3 million, compared to $772,000 for the nine months ended September 30, 2020. The effective tax rate for the nine months ended September 30, 2021 and September 30, 2020 was 21.6 percent and 17.3 percent, respectively.

Dividend Declared and Stock Buyback

On October 12, 2021, the Board of Directors of the Corporation declared a regular quarterly cash dividend of $0.15 per share, payable on November 9, 2021 to shareholders of record at the close of business on October 26, 2021. The payment of this $0.15 per share cash dividend for the fourth quarter 2021 is $0.02 or 15 percent higher than the combined regular cash dividend and special cash dividend paid in each of the three prior quarters.

The Corporation repurchased 164,820 shares at a weighted average price of $22.34 per share during the third quarter 2021.

COVID-19

The third quarter brought an escalation of COVID-19 cases to our Pennsylvania and Maryland markets. The Delta variant attributed to some of the rise in local cases. Mask requirements were re-instated for associates interacting with the public along with social distancing and limiting large gatherings to address the changing conditions.

The process of associates returning to the office in a phased and hybrid approach was completed in August. The long-term remote work policy that was adopted earlier this year allows a portion of positions to work remotely on an ad hoc, part-time or full-time basis. The COVID-19 Task Force continues to prepare for the possible requirement set forth by the Biden Administration to require all associates to be vaccinated or require weekly COVID testing.

At the time of this release, all Financial Centers are operating with regular lobby and drive thru hours. All Retirement Community Office lobbies are open.

PeoplesBank continues to responsibly and prudently extend credit to qualified borrowers. To date, the Bank has processed Paycheck Protection Program (PPP) loans totaling approximately $250 million. PeoplesBank has successfully worked with borrowers and SBA to process forgiveness on 82.6 percent of total PPP loans processed. Currently, $37.4 million of round one and two PPP loans remain outstanding.

Board News

The Corporation announced in September that as part of the Corporation’s long-term succession plan, the Board of Directors has appointed Craig L. Kauffman as President and CEO of the Corporation effective October 1, 2021. He succeeds Larry J. Miller, who served the Corporation as President and CEO since its inception in 1986. Mr. Miller will continue to serve as Executive Chair of the Corporation and PeoplesBank until December 31, 2021.

Awards

For the second year in a row, PeoplesBank Wealth Management was recognized in July 2021 as a Pohl Consulting and Training, Inc. Top Performer for maintaining the highest average operating profit over the last five years and maintaining the highest average revenue growth for the same period.

In September 2021, PeoplesBank was recognized as 2021 Readers’ Choice for Best Mortgage Lender by readers of the Evening Sun in Hanover. This is the Mortgage team’s second recognition this year. In May, the York Daily Record readers also recognized PeoplesBank for Best Mortgage Lender and Best Bank.

Business Lines

The Bank executed on several initiatives within the retail division in the third quarter. In August, the West York Financial Center was refreshed and converted to the first Connections Center concept in the York market. The enhancements include a concierge desk to assist clients with becoming more digitally engaged, a large touchscreen for clients to create a personal or business PeoplesBank Vision Board, booth seating and a conversation room to engage with a Financial Mentor. The enhancements were completed to correspond with the September closing of the Dover Financial Center, which is located three miles from the West York location. This closure creates cost efficiencies of $400,000 per year. A full-service ATM remains in place at the Dover location to continue to serve clients.

The Bank has received regulatory approval to relocate the Hunt Valley Financial Center to a larger, more centrally located and more visible area, within close proximity to the current Hunt Valley location. This new location will serve as the first Connections Center in Maryland and is expected to open in the first quarter of 2022. This new location will allow us to consolidate business, mortgage, and wealth operations in Maryland contributing to our overall strategy of optimizing our delivery channels and provide clients an enhanced retail banking experience.

The PeoplesBank Vision Board experience fully launched in all financial centers on tablets and touchscreens in September. This new tool provides a unique ability for associates to interact with clients in deeper conversations about their future financial goals, resulting in opportunities to deepen relationships and enhance cross selling capabilities, driving future revenue growth. Approximately 860 consumer and business vision boards were completed in the third quarter.

A full rollout of the new PeoplesBank Momentum Checking and Savings launched in all markets in mid-August. This new consumer rewards checking and savings product offers a round-up savings feature for all account holders and cash back rewards and ATM rebates when direct deposit requirements are met.

The Mortgage Banking Division successfully piloted a new online mortgage application in the third quarter. The pilot has shown a 50% reduction in loan processing time per loan. A broader rollout is planned for the fourth quarter. In addition, a new Zero Down Loan, which is a second lien 30-year mortgage used to cover down payments, launched in the third quarter. This new loan is available to first time homebuyers who meet specific income requirements and clients buying a home in low to moderate income census tracks. In addition, several niche mortgage products were developed and approved including mortgages for medical professionals, private wealth clients and self-employed borrowers. These new mortgage offerings are expected to be available in the fourth quarter.

PeoplesBank has successfully migrated small business clients to its personal online banking platform. In addition, enhancements are being made to the Business Banking lending process to allow the Bank to be more profitable in originating small loans online and also improve the client experience. Rollout of new small business products with streamlined underwriting and electronic small business loan applications are planned for early 2022.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: the recent and continuing COVID-19 pandemic which poses risks and may harm the Corporation’s business and results of operations in future quarters, credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation provides greater detail regarding these as well as other factors in its 2020 Form 10-K and 2021 Form 10-Qs, including Risk Factors sections of those reports, and in its subsequent SEC filings. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Craig L. Kauffman	Larry D. Pickett, CPA
President and CEO	Treasurer
717-747-1501	717-747-1502
ckauffman@peoplesbanknet.com	lpickett@peoplesbanknet.com

Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Quarterly			Year-to-Date
	3rd Qtr	2nd Qtr	3rd Qtr	September 30,
	2021	2021	2020	2021	2020
Interest income	$18,301	$17,496	$18,411	$54,172	$57,438
Interest expense	2,253	2,582	3,430	7,733	12,190
Net interest income	16,048	14,914	14,981	46,439	45,248
Provision for loan losses	349	352	1,930	1,932	13,915
Noninterest income	4,108	3,351	4,244	11,892	11,202
Noninterest expense	13,659	13,780	12,629	41,145	38,078
Income before income taxes	6,148	4,133	4,666	15,254	4,457
Provision for income taxes	1,365	851	1,042	3,289	772
Net income	$4,783	$3,282	$3,624	$11,965	$3,685
Basic earnings per share	$0.49	$0.33	$0.37	$1.22	$0.38
Diluted earnings per share	$0.49	$0.33	$0.37	$1.22	$0.38

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	September 30,	December 31,	September 30,
	2021	2020	2020
Cash and short term investments	$491,417	$335,793	$241,509
Investment securities	225,887	187,595	200,389
Loans	1,533,756	1,560,570	1,588,828
Allowance for loan losses	(22,336)	(21,264)	(20,909)
Net loans	1,511,420	1,539,306	1,567,919
Premises and equipment, net	21,993	25,206	25,785
Operating leases right-of-use assets	1,915	2,386	2,534
Goodwill	2,301	2,301	2,301
Other assets	75,223	69,612	68,534
Total assets	$2,330,156	$2,162,199	$2,108,971

Deposits	$2,049,360	$1,863,539	$1,845,873
Borrowed funds	33,886	55,146	55,922
Subordinated debentures	30,663	30,602	0
Operating leases liability	2,031	2,515	2,669
Other liabilities	15,504	12,437	10,246
Shareholders' equity	198,712	197,960	194,261
Total liabilities and shareholders' equity	$2,330,156	$2,162,199	$2,108,971

Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2021	2021	2021	2020	2020	September 30,
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2021	2020
Earnings and Per Share Data
(in thousands, except per share data)
Net income	$4,783	$3,282	$3,900	$4,757	$3,624	$11,965	$3,685
Basic earnings per share	$0.49	$0.33	$0.40	$0.49	$0.37	$1.22	$0.38
Diluted earnings per share	$0.49	$0.33	$0.40	$0.48	$0.37	$1.22	$0.38
Cash dividends paid per share	$0.13	$0.13	$0.13	$0.10	$0.10	$0.39	$0.42
Book value per share	$20.72	$20.44	$20.12	$20.16	$19.83	$20.72	$19.83
Tangible book value per share (1)	$20.48	$20.20	$19.89	$19.93	$19.60	$20.48	$19.60
Average shares outstanding	9,699	9,816	9,842	9,804	9,792	9,785	9,774
Average diluted shares outstanding	9,748	9,848	9,867	9,831	9,814	9,821	9,803

Performance Ratios (%)
Return on average assets (2)	0.83	0.58	0.71	0.90	0.70	0.71	0.24
Return on average equity (2)	9.56	6.56	7.96	9.66	7.47	8.02	2.54
Net interest margin (2)(3)	2.90	2.80	3.04	3.03	3.02	2.91	3.17
Efficiency ratio (4)	67.33	74.81	68.36	65.56	65.27	70.02	67.07
Net overhead ratio (2)(5)	1.66	1.85	1.69	1.60	1.61	1.73	1.78

Asset Quality Ratios (%)
Net loan charge-offs to average loans (2)	0.01	0.19	0.02	0.10	0.52	0.07	1.20
Allowance for loan losses to total loans (6)	1.47	1.43	1.42	1.38	1.33	1.47	1.33
Nonperforming assets to total loans and foreclosed real estate	2.75	2.59	2.55	2.56	1.29	2.75	1.29

Capital Ratios (%)
Average equity to average assets	8.70	8.88	8.97	9.32	9.31	8.85	9.59
Tier 1 leverage capital ratio	8.92	9.11	9.39	9.58	9.51	8.92	9.51
Common equity Tier 1 capital ratio	12.38	12.87	13.13	13.10	13.20	12.38	13.20
Tier 1 risk-based capital ratio	13.01	13.53	13.81	13.79	13.90	13.01	13.90
Total risk-based capital ratio	16.21	16.80	17.13	17.13	15.15	16.21	15.15

(1)	book value less goodwill and core deposit intangibles

(2)	annualized for the quarterly periods presented

(3)	net interest income (tax-equivalent) as a percentage of average interest earning assets

(4)	noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(5)	noninterest expense less noninterest income as a percentage of average assets

(6)	excludes loans held for sale

Reconciliation of Non-GAAP Financial Measure (Tangible Book Value)

(in thousands, except per share data)	2021	2021	2021	2020	2020
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Total Shareholders' Equity	$198,712	$199,273	$198,751	$197,960	$194,261
Less: Goodwill and Other Intangible Assets	(2,306)	(2,307)	(2,307)	(2,308)	(2,309)
Tangible Shareholders' Equity	$196,406	$196,966	$196,444	$195,652	$191,952

Common Shares Outstanding	9,592	9,751	9,877	9,821	9,795
Book Value Per Share	$20.72	$20.44	$20.12	$20.16	$19.83

Book Value Per Share	$20.72	$20.44	$20.12	$20.16	$19.83
Effect of Intangible Assets	(0.24)	(0.24)	(0.23)	(0.23)	(0.23)
Tangible Book Value Per Share	$20.48	$20.20	$19.89	$19.93	$19.60

This report contains certain financial information determined by methods other than in accordance with GAAP. This non-GAAP disclosure has limitation as an analytical tool and should not be considered in isolation or as a substitute for the analysis of the Corporation's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses this non-GAAP measure in its analysis of our performance because it believes this measure is material and will be used as a measure of our performance by investors.

ANALYSIS OF NET INTEREST INCOME

Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Three Months Ended
	September 30, 2021			June 30, 2021			September 30, 2020
(Dollars in thousands)	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate

Assets
Interest bearing deposits with banks	$454,474	$174	0.15%	$383,440	$105	0.11%	$221,701	$57	0.10%
Investment securities:
Taxable	193,854	933	1.91	170,961	813	1.91	143,448	652	1.81
Tax-exempt	21,594	109	2.00	20,600	108	2.10	19,635	141	2.86
Total investment securities	215,448	1,042	1.92	191,561	921	1.93	163,083	793	1.93
Loans:
Taxable (1)	1,519,946	17,028	4.44	1,564,672	16,419	4.21	1,591,152	17,528	4.38
Tax-exempt	9,430	99	4.17	9,078	91	4.02	7,358	77	4.16
Total loans	1,529,376	17,127	4.44	1,573,750	16,510	4.21	1,598,510	17,605	4.38
Total earning assets	2,199,298	18,343	3.31	2,148,751	17,536	3.27	1,983,294	18,455	3.70
Other assets (2)	102,294			103,034			101,859
Total assets	$2,301,592			$2,251,785			$2,085,153
Liabilities and Shareholders' Equity
Deposits:
Interest bearing demand	$906,383	451	0.20%	$836,011	$426	0.20%	$467,579	$525	0.27%
Savings	139,940	18	0.05	131,528	17	0.05	104,015	15	0.06
Time	500,718	1,255	0.99	518,325	1,506	1.17	548,865	2,571	1.86
Total interest bearing deposits	1,547,041	1,724	0.44	1,485,864	1,949	0.53	1,420,459	3,111	0.87
Short-term borrowings	11,890	12	0.40	10,617	10	0.38	9,276	9	0.39
Long-term debt	54,363	517	3.77	71,249	623	3.51	49,379	310	2.50
Total interest bearing liabilities	1,613,294	2,253	0.55	1,567,730	2,582	0.66	1,479,114	3,430	0.92
Noninterest bearing deposits	474,796			470,530			402,648
Other liabilities	13,289			13,529			9,311
Shareholders' equity	200,213			199,996			194,080
Total liabilities and shareholders' equity	$2,301,592			$2,251,785			$2,085,153
Net interest income (tax equivalent basis)		$16,090			$14,954			$15,025
Net interest margin (3)			2.90%			2.80%			3.01%
Tax equivalent adjustment		(42)			(40)			(44)
Net interest income		$16,048			$14,914			$14,981

(1)	Average balances include nonaccrual loans.

(2)	Average balances include bank owned life insurance and foreclosed real estate.

(3)	Net interest income (tax-equivalent basis) annualized as a percentage of average interest earning assets.

ANALYSIS OF NET INTEREST INCOME

Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Nine Months Ended
	September 30, 2021			September 30, 2020
(Dollars in thousands)	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate

Assets
Interest bearing deposits with banks	$388,176	$360	0.12%	$183,152	$497	0.36%
Investment securities:
Taxable	171,402	2,354	1.84	142,406	2,328	2.18
Tax-exempt	20,585	335	2.18	21,499	474	2.95
Total investment securities	191,987	2,689	1.87	163,905	2,802	2.28
Loans:
Taxable (1)	1,550,637	50,962	4.39	1,558,421	53,996	4.63
Tax-exempt	9,467	287	4.05	9,754	297	4.07
Total loans	1,560,104	51,249	4.39	1,568,175	54,293	4.62
Total earning assets	2,140,267	54,298	3.39	1,915,232	57,592	4.02
Other assets (2)	106,513			99,283
Total assets	$2,246,780			$2,014,515
Liabilities and Shareholders' Equity
Deposits:
Interest bearing demand	$852,489	1,306	0.20%	$736,686	$2,476	0.45%
Savings	129,780	49	0.05	96,385	50	0.07
Time	516,064	4,538	1.18	551,617	8,362	2.02
Total interest bearing deposits	1,498,333	5,893	0.53	1,384,688	10,888	1.05
Short-term borrowings	10,096	30	0.40	8,188	29	0.47
Long-term debt	68,331	1,810	3.54	66,754	1,273	2.55
Total interest bearing liabilities	1,576,760	7,733	0.66	1,459,630	12,190	1.12
Noninterest bearing deposits	456,497			349,717
Other liabilities	14,717			11,876
Shareholders' equity	198,806			193,292
Total liabilities and shareholders' equity	$2,246,780			$2,014,515
Net interest income (tax equivalent basis)		$46,565			$45,402
Net interest margin (3)			2.91%			3.17%
Tax equivalent adjustment		(126)			(154)
Net interest income		$46,439			$45,248

(1)	Average balances include nonaccrual loans.

(2)	Average balances include bank owned life insurance and foreclosed real estate.

(3)	Net interest income (tax-equivalent basis) annualized as a percentage of average interest earning assets.